BROKER-DEALER
                      MARKETING AND COMPENSATION AGREEMENT
                                       FOR
                             PRINFLEX LIFE INSURANCE


AGREEMENT made this ________________ day of  _________________________,  19____,
by and between Princor Financial Services Corporation (hereinafter called Distributor), _______________________________ (hereinafter called Broker) and Principal Mutual Life Insurance Company (hereinafter called Issuer).

                                    Marketing

In consideration of the mutual agreements herein contained, the Parties hereto agree as follows:

1. The Distributor hereby appoints the Broker to sell PrinFlex Variable Life Insurance Policies (hereinafter called Policies) issued by the Issuer. This Agreement is a selling agreement between broker-dealers. It does not designate any party as the broker, agent, or employee of any other party. Words and phrases in this Agreement given special meaning in any Policies shall have that same special meaning in this Agreement unless specifically defined otherwise herein.

2. The Broker hereby agrees to direct its best efforts to find purchasers for Policies issued by the Issuer. The Broker does not undertake hereby to sell any specific number of policies issued by the Issuer.

3. The Distributor shall provide the Broker with a reasonable number of current prospectuses and such other material as the Distributor determines to be desirable for use in connection with the sale of Policies or the solicitation of applications for participation thereunder.

4. The Broker warrants that it is a member in good standing of the National Association of Securities Dealers, Inc. (NASD) and will promptly notify Distributor of any change in Broker's status as a member of the NASD.

5. The Broker represents that it is currently a member of SIPC and, while this agreement is in effect, will continue to be a member of SIPC. The Broker agrees to notify the Distributor if the Broker's SIPC membership status changes.

6. The Broker warrants that the Broker and any person associated with or acting for the Broker in the solicitation of applications for Policies shall be qualified pursuant to the requirements of the National Association of Securities Dealers, Inc. and appropriate federal and state agencies regulating securities, insurance, any other aspect of the Policies or the sale of them. The Broker shall be responsible for seeing to such qualifications, and will indemnify and hold the Distributor and the Issuer harmless for any failure to have all persons engaged in solicitation properly licensed, registered, and appointed for securities and insurance sales.

7. The Broker shall be responsible for supervising and controlling the conduct and activities of its Registered Representatives with regard to the sale and distribution of Policies. The Broker agrees to indemnify and hold the Distributor and the Issuer harmless for claims and actions of any sort which arise from the conduct and activities of the persons involved in the sale and distribution of the Policies.

8. The Broker shall act only in its own behalf in making agreements with Registered Representatives or other persons in connection with the solicitation or sales of Policies.

9. The Broker agrees to maintain all books and records relating to the sale of Policies or interests therein required to be maintained by the Broker pursuant to the Securities Exchange Act of 1934, in conformity with the requirements of Rules 17a-3 and 17a-4 under such Act, and to the applicable securities or insurance laws of any state.

10. The Broker shall transmit promptly and directly to the Distributor all Premiums collected by or paid to the Broker. All Policies are to be delivered promptly, and any undelivered Policies are to be returned within the time allowed or on demand.

                                  COMPENSATION

With respect to the Policies issued by the Issuer and distributed by the Distributor upon applications for Policies obtained by the Broker while this agreement is in force, it is agreed that, subject to all provisions of this Agreement and only so long as the Agreement remains in force, the Broker shall receive Compensation in the form of a dealer concession as provided by Schedule A attached hereto.

1. Compensation shall only be paid with respect to Policies issued while this Agreement is in force. Determination of the Policies applicable to this Agreement shall be by the Issuer.

2. The Distributor may, at any time, upon written notice to the Broker, change any and all of the rates of Compensation set out herein.

3. If the Issuer, for any reason, refunds any Premiums, or any part thereof, on any Policy, any Compensation paid on the amount refunded shall be repaid to the Issuer by the Broker promptly and on demand.

4. Any indebtedness of any kind due to the Distributor or Issuer from the Broker may be offset against any amount due the Broker.

5. No assignment of the Compensation payable pursuant to this Agreement shall be valid unless it is accepted in writing by the Issuer and Distributor.

6. The maximum amount of selling commission the Broker may pay its Representatives shall be 50% of premium up to target premium and 4% of premium in excess of target premium in the first year, and 2% of premium in years 2 and later.

7. Broker agrees that if its Representatives are paid for a portion of their expenses incurred in the sale of Policies out of the Broker's dealer concession, such payment will be conditioned upon the statement of the Representative that he or she has actual unreimbursed expenses incurred in the sale of the Policies equal to or exceeding the payment. Under no circumstances shall the amount Broker pays the Representative as reimbursement for such expenses exceed in any year forty percent (40%) of the Commission paid in that year pursuant to paragraph 6 of this Agreement immediately previous to this paragraph 7.

                                     GENERAL

1. The Broker shall have no authority to incur any liability or debt against the Distributor or the Issuer; accept risks or contracts of any kind; make, alter, authorize or discharge any contract; extend the time of payment of any Contributions; waive payments, fail to transmit any Contributions collected promptly to the Distributor; use any advertising or sales material which has not first been submitted to and approved by the Distributor and the Issuer; nor bind the Distributor or the Issuer in any way.

2. Any modifications of this Agreement must be in writing and signed by an authorized office of the Distributor and the Issuer.

3. This Agreement may be terminated by either the Distributor, the Broker or the Issuer upon written notice to the last known address of the other parties.

4. This Agreement supersedes and replaces any and all prior agreements of the Distributor or the Issuer with the Broker on the subject of Contracts or the sale of them.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in triplicate on the date first above written.



                                     ______________________________ (Broker)


                                   By _______________________________________

                                     PRINCOR FINANCIAL SERVICES CORPORATION


                                   By _______________________________________

                                     PRINCIPAL MUTUAL LIFE INSURANCE COMPANY


                                   By _______________________________________